Exhibit 10.44

CASH RETENTION AGREEMENT

November 2, 2015

Eric Shander

[Address Omitted]

Dear Eric,

This letter, upon your countersignature below, sets forth our agreement with you concerning the potential for you to receive payment in connection with your employment by Red Hat, Inc. (or the “Company”).

1.	Retention Payment. As a special retention bonus, you will be paid $350,000.00 in three payments (the “Retention Payment(s)”). Your first Retention Payment of $150,000.00 will be made on February 29, 2016, your second Retention Payment of $100,000.00 will be made on June 30, 2016, and your final Retention Payment of $100,000.00 will be made on December 30, 2016 assuming you remain continuously employed by the Company and its affiliates through December 30, 2016 (the “Retention Date”). If you voluntarily terminate your employment with the Company or are terminated by the Company for Cause (as defined below), you forfeit the right to receive any future Retention Payment(s), if applicable.

2.	Payment on Involuntary Termination during Retention Period. If your employment with the Company and its affiliates is terminated by the Company involuntarily other than for Cause (as defined below) prior to the Retention Date, you will be paid the Retention Payment.

3.	“Cause” For purposes of this agreement, “Cause” shall be determined in the reasonable judgment of the Company and shall include: (a) fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any of its subsidiaries, or any other action in willful disregard of the interests of the Company or any of its subsidiaries; (b) conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation) with respect to your employment, or (3) any other crime or activity that would impair your ability to perform your duties or impair the business reputation of the Company or any of its subsidiaries; (c) refusal or willful failure to adequately perform any duties assigned to you (which refusal or failure continues following written notice of such refusal or failure after a 15-day cure period); (d) willful failure or refusal to comply with the Company or its subsidiaries standards, policies or procedures; or (e) material misrepresentation or breach of any of your representations, obligations or agreements under any employment agreement with the Company or any of its subsidiaries.

4.	Miscellaneous.

(a)	Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with any payment hereunder, the Company may withhold from your wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from property otherwise deliverable to you. If the Company does not withhold an amount from your wages or other remuneration sufficient to satisfy the withholding obligation of the Company, you must make reimbursement on demand, in cash, for the amount underwithheld.

(b)	Confidentiality. You agree not to disclose the existence or terms of this Letter to any third party, other than for tax planning purposes pursuant to a confidentiality agreement whereby the third party agrees not to disclose the terms or existence of this Letter. In addition, you agree not to disclose the existence or terms of the Letter to any person employed by the Company.

(c)	No Right to Employment or Other Status; Non-Alienation. Other than your right to receive, subject to the terms herein, the benefits described herein, neither you nor any other person shall have any claim or right hereunder. Nothing herein shall be construed as giving you the right to continued employment or any other relationship with the Company. No amounts payable hereunder shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the amounts contemplated hereunder shall at all times be an unfunded and unsecured obligation of the Company.

(d)	Entire Agreement; Modification. This letter constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter hereof.

(e)	Severability. In case any provision of this agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(b)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of laws provisions thereof).

(f)	Captions. The captions of the sections of this agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this agreement.

[Signatures on following page]

[Signature Page]

Eric Shander		Red Hat, Inc.

Signature:	/s/ Eric Shander	By:	/s/ DeLisa Alexander

Date:	11/4/15	Date:	11/13/15